As filed with the Securities and Exchange Commission on July 29, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Ballard Power Systems Inc.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4343 North Fraser Way

Burnaby, British Columbia

Canada V5J 5J9

(Address of Principal Executive Offices)

Agreement between Ballard Power Systems Inc. and Ross Witschonke dated October 3, 2003, as amended

(Full title of the plan)

Corporation Trust Company

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Noordin S. K. Nanji, Esq.	John T. Gaffney, Esq.
Ballard Power Systems Inc.	Worldwide Plaza
4343 North Fraser Way	Cravath, Swaine & Moore LLP
Burnaby, British Columbia	825 Eighth Avenue
Canada V5J 5J9	New York, New York
(604) 454-0900	10019-7475
(212) 474-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares	66,208	U.S. $6.66	U.S. $440,945.28	U.S. $55.87

(1)

This Registration Statement also covers additional Common Shares of the registrant which may become issuable under the Agreement between Ballard Power Systems Inc. and Ross Witschonke dated October 3, 2003, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding Common Shares.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the Common Shares reported on the Nasdaq National Market on July 28, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Note to Part I of Form S-8, such documents are not being filed with the SEC either as part of this registration statement filed pursuant to the requirements of Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

                The following documents previously filed by the registrant with the SEC are incorporated in this Registration Statement by reference and shall be deemed a part hereof:

1.	The registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2003 filed on May 18, 2004.

2.	All other reports filed by the registrant under Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2003.

3.

The description of the registrant’s Common Shares contained in the registrant’s Registration Statement on Form F-10 as filed with the SEC on December 11, 2002, including any amendment or report filed for the purpose of amending such description.

                In addition, all reports and documents filed by the registrant under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the filing date of each such document.

Item 4.    Description of Securities

                Not Applicable.

Item 5.    Interests of Named Experts and Counsel

                Not Applicable.

Item 6.    Indemnification of Directors and Officers

                Under the Canada Business Corporations Act (the “CBCA”), the registrant may indemnify a present or former director or officer of the registrant or another individual who acts or acted at the registrant’s request as a director or officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action, suit or proceeding (a “Proceeding”) to which such individual is made a party by reason of such individual’s association with the registrant or other entity and provided that such individual acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such individual’s conduct was lawful.  The indemnification may be made in connection with a derivative action only with court approval.  Any of the individuals described in the first sentence of this paragraph is entitled to indemnification from the registrant as a matter of right if he or she was substantially successful on the merits and fulfilled the conditions set forth above.

                The registrant has entered into an indemnity agreement with each director, officer or employee of the registrant providing that if such director, officer or employee is or was involved in any threatened, pending or completed Proceeding by reason of the fact that such director, officer or employee is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director or officer of another entity, including service with respect to employee benefit plans, whether the basis of such Proceeding is an alleged action in an official capacity while serving as a director or officer, such director, officer or employee will be indemnified and held harmless by the registrant to the fullest extent authorized by and in the manner set forth in the CBCA against all expense, liability and loss reasonably incurred or suffered by such director, officer or employee in connection therewith.  Under such indemnity agreements, the registrant may indemnify any of its directors, officers or employees in connection with a Proceeding (or part thereof) initiated by such director, officer or employee only if such Proceeding (or part thereof) is authorized by the board of directors of the registrant or if such Proceeding is a successful Proceeding, in whole or in part, by a director, officer or employee for claims under an indemnity agreement.

                The CBCA provides that the registrant may, subject to and in accordance with the CBCA, purchase and maintain insurance for the benefit of any of the individuals described in the first sentence of the first paragraph of this Item 6 against any liability incurred by such individual in such individual’s capacity as a director or officer of the registrant or as a director or officer, or similar capacity, of another entity at the registrant’s request.

                The registrant maintains directors’ and officers’ liability insurance.  The policies insure (a) the directors and officers of the registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) the registrant for payments made pursuant to the registrant’s indemnification of its directors and officers and (c) the registrant when it is directly named in a securities claim.  The policies provide a maximum coverage in any one policy year of U.S. $35 million in annual claims (subject to deductibles of U.S. $200,000 to U.S. $500,000 per claim, payable by the registrant).  The annual premium in the current policy year was U.S. $1,247,250.  The premiums for the policies were not allocated between directors and officers as separate groups.

Item 7.    Exemption from Registration Claimed

                Not Applicable.

Item 8.    Exhibits

                The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Restated Articles of Incorporation of the registrant (filed as an exhibit to Registration Statement No. 333-89414 and incorporated herein by reference thereto).

4.2	By-laws of the registrants (filed as an exhibit to Registration Statement No. 333-89414 and incorporated herein by reference thereto).

5.1	Opinion of Stikeman Elliott LLP regarding the legality of the securities being offered hereby.

23.1	Consent of KPMG LLP.

23.2	Consent of Stikeman Elliott LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).

Item 9.    Undertakings

                (a)           The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burnaby, Canada on this 29th day of July, 2004.

BALLARD POWER SYSTEMS INC.

By:	/s/ Noordin S. K. Nanji
Name: Noordin S. K. Nanji
Title: Vice-President, Marketing & Business Development and Corporate Secretary

POWER OF ATTORNEY

                Each of the registrant and each director or officer of the registrant whose individual signature appears below hereby appoints Noordin Nanji and David Smith, and each of them, any of whom may act without the joinder of the others, as the true and lawful attorney-in-fact and agent of the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and, in connection with any registration of additional securities, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis Campbell	President and Chief Executive	July 29, 2004
Dennis Campbell	Officer

/s/ David Smith	Chief Financial Officer	July 29, 2004
David Smith

/s/ Jay Dent	Corporate Controller	July 29, 2004
Jay Dent

/s/ A. Charles Baillie	Director	July 29, 2004
A. Charles Baillie

Director
Ian A. Bourne

Director
Ed Kilroy

/s/ Denise Morrison	Director	July 29, 2004
Denise Morrison

/s/ David Prystash	Director	July 29, 2004
David Prystash

/s/ Dr. Gerhard Schmidt	Director	July 29, 2004
Dr. Gerhard Schmidt

Director
Dr. -Ing. Hans-Joachim Schöpf

/s/ John Sheridan	Director	July 29, 2004
John Sheridan

Director
Mark Suwyn

/s/ Dr. Thomas Weber	Director	July 29, 2004
Dr. Thomas Weber

/s/ Douglas W. G. Whitehead	Director	July 29, 2004
Douglas W. G. Whitehead

AUTHORIZED REPRESENTATIVE

                Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States on this 29th day of July, 2004.

By:	/s/ Noordin S. K. Nanji
Noordin S. K. Nanji
Vice-President, Marketing & Business Development and Corporate Secretary

INDEX TO EXHIBITS

Exhibit	Description
4.1	Restated Articles of Incorporation of the registrant (filed as an exhibit to Registration Statement No. 333-89414 and incorporated herein by reference thereto).

4.2	By-laws of the registrant (filed as an exhibit to Registration Statement No. 333-89414 and incorporated herein by reference thereto).

5.1	Opinion of Stikeman Elliott LLP regarding the legality of the securities being offered hereby.

23.1	Consent of KPMG LLP.

23.2	Consent of Stikeman Elliott LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).